EXHIBIT 99.1

 NTPK RESULTS –  YEAR ENDED JUNE 30, 2013

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the year ended June 30, 2013.

Financial Highlights for FY ended June 30, 2013

• Revenues increased by 20% compared with last fiscal year
• Net income increased to Rs. 1,160 million compared with Rs. 921 million in corresponding year

NetSol PK reported revenues of Rs. 2,633 million, which represents a 20% growth as compared to Rs. 2,190 million reported for the fiscal 2012. Gross profit rose to Rs. 1,545 million, as compared to Rs. 1,356 million reported in the comparative fiscal year.

The company’s net profit margin improved to 44%, compared with 42% achieved a year ago. Diluted earnings per share were 14.73 rupees per share compared to 11.83 rupees per share reported in the corresponding fiscal 2012.